Exhibit 99.1

FOUNDATION SURGERY AFFILIATES, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Member

of Foundation Surgery Affiliates, LLC

We have audited the accompanying consolidated balance sheets of Foundation Surgery Affiliates, LLC and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, member’s equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Foundation Surgery Affiliates, LLC and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Hein & Associates LLP

Denver, Colorado

November 13, 2013

FOUNDATION SURGERY AFFILIATES, LLC

Consolidated Balance Sheets

As of December 31, 2012 and 2011

	2012	2011
ASSETS
Cash and cash equivalents	$2,524,417	$981,105
Accounts receivable, net of allowances for doubtful accounts of $1,659,337 and $1,353,710, respectively	6,849,055	4,427,107
Receivables from affiliates	1,045,485	1,009,094
Supplies inventories	1,943,284	807,961
Prepaid and other current assets	2,416,136	1,114,497

Total current assets	14,778,377	8,339,764

Property and equipment, net	9,403,853	4,247,892
Equity method investments in affiliates	7,013,611	8,814,315
Intangible assets, net	10,270,858	2,759,428
Goodwill	1,154,528	—
Other assets	126,559	1,135,559

Total assets	$42,747,786	$25,296,958

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Liabilities:
Accounts payable	$10,596,333	$4,030,509
Accrued liabilities	5,585,180	2,431,910
Preferred member dividends payable	3,549,670	2,748,513
Short-term debt	2,007,597	34,180
Current portion of long-term debt	5,971,339	5,145,149

Total current liabilities	27,710,119	14,390,261

Long-term debt, net of current portion	11,532,751	10,040,202
Other liabilities	5,773,638	3,675,041

Total liabilities	45,016,508	28,105,504
Preferred member interest	11,072,465	11,072,465
Commitments and contingencies (Note 9)
Member’s Deficit:
Foundation Surgery Affiliates member’s deficit:
Paid-in capital	3,453,471	5,300,913
Accumulated deficit	(14,744,688)	(17,198,596)

Total Foundation Surgery Affiliates member’s deficit	(11,291,217)	(11,897,683)
Noncontrolling interests	(2,049,970)	(1,983,328)

Total member’s deficit	(13,341,187)	(13,881,011)

Total liabilities, preferred member interest and member’s deficit	$42,747,786	$25,296,958

See Accompanying Notes to Consolidated Financial Statements

FOUNDATION SURGERY AFFILIATES, LLC

Consolidated Statements of Operations

For the Years Ended December 31, 2012 and 2011

	2012	2011
Revenues:
Patient services	$38,240,925	$31,114,259
Management fees from affiliates	7,945,061	6,546,895
Equity in earnings of affiliates	6,927,466	4,917,144
Other revenue	1,070,572	347,172
Provision for doubtful accounts	(966,420)	(1,704,811)

Revenues	53,217,604	41,220,659
Operating Expenses:
Salaries and benefits	15,659,561	9,840,337
Supplies	11,114,752	9,249,538
Other operating expenses	18,709,965	17,822,082
Impairment of equity investment in affiliate	200,000	—
Depreciation and amortization	2,593,969	2,191,473

Total operating expenses	48,278,247	39,103,430
Operating income	4,939,357	2,117,229
Other Income (Expense):
Interest expense, net	(1,263,797)	(1,314,613)
Gain (loss) on sale of equity investments in affiliates	(173,499)	2,917,925
Other income (expense)	273,699	188,310

Net other (expense)	(1,163,597)	1,791,622

Net income	3,775,760	3,908,851
Less: Net income attributable to noncontrolling interests	46,867	(418,834)

Net income attributable to Foundation Surgery Affiliates	$3,728,893	$4,327,685

See Accompanying Notes to Consolidated Financial Statements

FOUNDATION SURGERY AFFILIATES, LLC

Consolidated Statements of Member’s Equity (Deficit)

For the Years Ended December 31, 2012 and 2011

	Paid-in Capital	Accumulated Deficit	Noncontrolling Interests
Balances, January 1, 2011	$5,300,852	$(20,251,296)	$(1,477,240)
Net income	—	4,327,685	—
Net loss attributable to noncontrolling interests	—	—	(418,834)
Preferred member dividends	—	(1,274,985)	—
Distributions to noncontrolling interests	—	—	(93,504)
Contributions from noncontrolling interests	—	—	6,250
Distributions from member	61	—	—

Balances, December 31, 2011	5,300,913	(17,198,596)	(1,983,328)
Net income	—	3,728,893	—
Net income attributable to noncontrolling interests	—	—	46,867
Preferred member dividends	—	(1,274,985)	—
Distributions to noncontrolling interests	—	—	(126,009)
Contributions from noncontrolling interests	—	—	12,500
Distributions to member	(1,847,442)	—	—

Balances, December 31, 2012	$3,453,471	$(14,744,688)	$(2,049,970)

See Accompanying Notes to Consolidated Financial Statements

FOUNDATION SURGERY AFFILIATES, LLC

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2012 and 2011

	2012	2011
Operating activities:
Net income	$3,775,760	$3,908,851
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,593,969	2,191,473
Impairment of equity investment in affiliate	200,000	—
(Gain) loss on sale of equity investment in affiliates	173,499	(2,917,925)
Provision for doubtful accounts	966,420	1,704,811
Equity in earnings of affiliates	(6,927,466)	(4,917,144)
Changes in assets and liabilities, net of acquisitions –
Accounts receivable, net of provision for doubtful accounts	(1,574,044)	109,938
Receivables from affiliates	(36,391)	636,094
Supplies inventories	(195,639)	30,654
Prepaid and other current assets	(687,779)	(566,052)
Other assets	1,009,000	(107,656)
Accounts payable	1,028,196	(651,456)
Accrued liabilities	983,638	(1,151)
Other liabilities	(699,938)	540,399

Net cash provided by (used in) operating activities	609,225	(39,164)

Investing activities:
Cash received in business acquisition	193,314	—
Purchase of businesses	(309,048)	—
Purchase of property and equipment	(1,290,651)	(215,779)
Disposal of property and equipment	—	17,871
Sale of equity investments in affiliates	1,665,266	3,401,049
Purchase of equity investments in affiliates	(200,000)	—
Purchase of management agreements	—	(1,000,000)
Distributions from affiliates	6,889,405	4,545,826

Net cash provided by investing activities	6,948,286	6,748,967

Financing activities:
Debt proceeds	1,243,596	1,974,756
Debt payments	(4,713,016)	(7,751,646)
Preferred member dividends	(583,828)	(396,630)
Distributions to noncontrolling interests	(126,009)	(93,504)
Contributions from noncontrolling interests	12,500	6,250
Distributions from (to) member	(1,847,442)	61

Net cash used in financing activities	(6,014,199)	(6,260,713)

Net change in cash and cash equivalents	1,543,312	449,090
Cash and cash equivalents at beginning of year	981,105	532,015

Cash and cash equivalents at end of year	$2,524,417	$981,105

Supplemental Disclosures:
Cash paid for interest expense	$1,387,135	$1,253,325

See Accompanying Notes to Consolidated Financial Statements

FOUNDATION SURGERY AFFILIATES, LLC

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2012 and 2011

Note 1 – Nature of Business

Foundation Surgery Affiliates, LLC (the “Company”) is organized under the laws of the state of Nevada. The Company’s sole member is Foundation Healthcare Affiliates, LLC (“FHA”). The Company owns non-majority interests in ambulatory surgery centers (“ASCs” and “Affiliates”), organized as limited liability partnerships and limited liability companies, located in Texas, Oklahoma, Louisiana, Pennsylvania, New Jersey, Maryland and Ohio. The Company, through its consolidated variable interest entity, Foundation Surgical Hospital Affiliates, LLC (“FSHA”), owns controlling and noncontrolling interests in surgical hospitals located in Texas. The Company determined that it was the primary beneficiary of FSHA because of its ability to direct the key activities of FSHA and its funding of the operations of FSHA including the pledging of assets to secure the borrowings of FSHA. The Company provides management services to a majority of its Affiliates under the terms of various management agreements.

As of December 31, 2012, the Company had an accumulated deficit of $14.7 million and a working capital deficiency of $12.9 million. During 2012, the Company generated net income attributable to FSA of $3.7 million and generated cash flow from operating activities of $0.6 million. During 2013, the Company has entered into several transactions, which are detailed in Note 12 – Subsequent Events that have positively impacted the Company’s working capital deficiency. In addition, management expects to refinance, by the end of the first quarter of 2014, a significant portion of the Company’s long-term debt obligations. Management expects that the Company will be able to significantly reduce its annual debt service payments as part of the refinancing; however, there is no assurance that management will be successful in completing the debt refinancing.

Note 2 – Summary of Significant Accounting Policies

Consolidation – The accompanying consolidated financial statements include the accounts of Foundation Surgery Affiliates, LLC and its wholly owned, majority owned and controlled subsidiaries. In addition, a variable interest entity (“VIE”), FSHA, has been consolidated as the Company is the primary beneficiary of FSHA. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company accounts for its investments in Affiliates in which the Company exhibits significant influence, but not control, in accordance with the equity method of accounting. The Company does not consolidate its equity method investments, but rather measures them at their initial costs and then subsequently adjusts their carrying values through income for their respective share of the earnings or losses during the period. The Company monitors its investments for other-than-temporary impairment by considering factors such as current economic and market conditions and the operating performance of the companies and records reductions in carrying values when necessary.

Use of estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue recognition and accounts receivable – The Company recognizes revenues in the period in which services are performed. Accounts receivable primarily consist of amounts due from third-party payors and patients. The Company’s ability to collect outstanding receivables is critical to its results of operations and cash flows. Amounts the Company receives for treatment of patients covered by governmental programs such as Medicare and Medicaid and other third-party payors such as health maintenance organizations, preferred provider organizations and other private insurers are generally less than the Company’s established billing rates. Additionally, to provide for accounts receivable that could become uncollectible in the future, the Company establishes an allowance for doubtful accounts to reduce the carrying value of such receivables to their estimated net realizable value. Accordingly, the revenues and accounts receivable reported in the Company’s consolidated financial statements are recorded at the net amount expected to be received.

During the years ended December 31, 2012 and 2011, the Company’s revenue payor mix was as follows:

	2012	2011
Medicare and Medicaid	21%	19%
HMOs, PPOs and other private insurers	45%	48%
Private-pay	4%	4%
Management fees from Affiliates	15%	16%
Equity in earnings of investments in Affiliates	13%	12%
Other	2%	1%

Contractual Discounts and Cost Report Settlements

The Company derives a significant portion of its revenues from Medicare, Medicaid and other payors that receive discounts from its established billing rates. The Company must estimate the total amount of these discounts to prepare its consolidated financial statements. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex and are subject to interpretation and adjustment. The Company estimates the allowance for contractual discounts on a payor-specific basis given its interpretation of the applicable regulations or contract terms. These interpretations sometimes result in payments that differ from the Company’s estimates. Additionally, updated regulations and contract renegotiations occur frequently, necessitating regular review and assessment of the estimation process by management. Changes in estimates related to the allowance for contractual discounts affect revenues reported in the Company’s accompanying consolidated statements of operations.

Cost report settlements under reimbursement agreements with Medicare and Medicaid are estimated and recorded in the period the related services are rendered and are adjusted in future periods as final settlements are determined. There is a reasonable possibility that recorded estimates will change by a material amount in the near term. There was no adjustment for estimated cost report settlements in 2012 or 2011. The net cost report settlements due to the Company and included as a receivable under the caption “Prepaid and other current assets” in the accompanying consolidated balance sheets was approximately $3,500 at December 31, 2012. The net cost report settlements due from the Company included as a current liability under the caption “Accrued liabilities” in the accompanying consolidated balance sheets, were $0.3 million at December 31, 2011. The Company’s management believes that adequate provisions have been made for adjustments that may result from final determination of amounts earned under these programs.

Laws and regulations governing Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing that would have a material effect on the Company’s financial statements. Compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

Provision and Allowance for Doubtful Accounts

To provide for accounts receivable that could become uncollectible in the future, the Company establishes an allowance for doubtful accounts to reduce the carrying value of such receivables to their estimated net realizable value. The primary uncertainty lies with uninsured patient receivables and deductibles, co-payments or other amounts due from individual patients.

The Company has an established process to determine the adequacy of the allowance for doubtful accounts that relies on a number of analytical tools and benchmarks to arrive at a reasonable allowance. No single statistic or measurement determines the adequacy of the allowance for doubtful accounts. Some of the analytical tools that the Company utilizes include, but are not limited to, the aging of accounts receivable, historical cash collection experience, revenue trends by payor classification, revenue days in accounts receivable, the status of claims submitted to third party payors, reason codes for declined claims and an assessment of the Company’s ability to address the issue and resubmit the claim and whether a patient is on a payment plan and making payments consistent with that plan. Accounts receivable are written off after collection efforts have been followed in accordance with the Company’s policies.

Due to the nature of the healthcare industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenues and accounts receivable at their net realizable values at the time products or services are provided. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available, which could have a material impact on the Company’s operating results and cash flows in subsequent periods. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded.

The patient and their third party insurance provider typically share in the payment for the Company’s products and services. The amount patients are responsible for includes co-payments, deductibles, and amounts not covered due to the provider being out-of-network. Due to uncertainties surrounding deductible levels and the number of out-of-network patients, the Company is not certain of the full amount of patient responsibility at the time of service. The Company estimates amounts due from patients prior to service and generally collects those amounts prior to service. Remaining amounts due from patients are then billed following completion of service.

The activity in the allowances for doubtful accounts for the years ending December 31, 2012 and 2011 follows:

	Balance at Beginning of Year	Additions Recognized as Reduction to Revenues	Write-offs, Net of Recoveries	Balance at End of Year
Year ended December 31, 2012	$1,353,710	$966,420	$(660,793)	$1,659,337

Year ended December 31, 2011	$98,642	$1,704,811	$(449,743)	$1,353,710

Cash and cash equivalents – The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. Certificates of deposit with original maturities of more than three months are also considered cash equivalents if there are no restrictions on withdrawing funds from the account.

Receivables from Affiliates – Receivables from Affiliates are stated at the amount billed to the Affiliates plus any accrued and unpaid interest.

Supplies inventories – Supplies inventories are stated at the lower of cost or market and primarily include operating supplies used in the direct or indirect treatment of patients. The Company accounts for inventories using the first in–first out method of accounting for substantially all of its inventories.

Property and equipment – Property and equipment is stated at cost and depreciated using the straight line method to depreciate the cost of various classes of assets over their estimated useful lives. At the time assets are sold or otherwise disposed of, the cost and accumulated depreciation are eliminated from the asset and depreciation accounts; profits and losses on such dispositions are reflected in current operations. Fully depreciated assets are written off against accumulated depreciation. Assets under capital leases are amortized using the straight-line method over the shorter of the estimated useful life of the assets or life of the lease term, excluding any lease renewals, unless the lease renewals are reasonably assured. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

The estimated useful lives of the Company’s property and equipment are as follows:

Asset Class	Useful Life
Furniture and equipment	3 to 7 years
Equipment under capital leases	3 to 7 years
Leasehold improvements	5 to 10 years or remaining lease period, whichever is shorter

Long-lived assets – The Company evaluates its long-lived assets for possible impairment whenever circumstances indicate that the carrying amount of the asset, or related group of assets, may not be recoverable from estimated future cash flows. Fair value estimates are derived from established market values of comparable assets or internal calculations of estimated future net cash flows. The Company’s estimates of future cash flows are based on assumptions and projections it believes to be reasonable and supportable. The Company’s assumptions take into account revenue and expense growth rates, patient volumes, changes in payor mix and changes in legislation and other payor payment patterns.

Goodwill and Intangible Assets – Goodwill is not amortized; instead, it is reviewed for impairment annually (in the fourth quarter) or more frequently if indicators of impairment exist or if a decision is made to sell a business. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include deterioration in general economic conditions, negative developments in equity and credit markets, adverse changes in the markets in which an entity operates, increases in input costs that have a negative effect on earnings and cash flows, or a trend of negative or declining cash flows over multiple periods, among others. The fair value that could be realized in an actual transaction may differ from that used to evaluate the impairment of goodwill. Goodwill is allocated among and evaluated for impairment at the reporting unit level.

In September 2011, the Financial Accounting Standards Board issued new accounting guidance for testing goodwill for impairment. The guidance provides an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (more than 50%) that the estimated fair value of a reporting unit is less than its carrying amount. If an entity elects to perform a qualitative assessment and determines that an impairment is more likely than not, the entity is then required to perform the existing two-step quantitative impairment test (described below), otherwise no further analysis is required. An entity also may elect not to perform the qualitative assessment and, instead, proceed directly to the two-step quantitative impairment test. The ultimate outcome of the goodwill impairment review for a reporting unit should be the same whether an entity chooses to perform the qualitative assessment or proceeds directly to the two-step quantitative impairment test.

The Company evaluates goodwill for impairment at least on an annual basis and more frequently if certain indicators are encountered. Goodwill is to be tested at the reporting unit level, defined as an ASC or hospital (referred to as a component), with the fair value of the reporting unit being compared to its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired. The Company completed its annual impairment test as of December 31, 2012, and determined that goodwill was not impaired.

Intangible assets other than goodwill which include customer relationships, customer files, covenants not to compete, trademarks and payor contracts are amortized over their estimated useful lives using the straight line method. The remaining lives range from three to five years. The Company evaluates the recoverability of identifiable intangible asset whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable.

Advertising Costs – Advertising costs are expensed as incurred. Advertising expense for 2012 and 2011, included in continuing operations, was approximately $153,000 and $64,000, respectively.

Acquisition Costs – Acquisition costs are charged directly to expense when incurred.

Legal Issues – For asserted claims and assessments, liabilities are recorded when an unfavorable outcome of a matter is deemed to be probable and the loss is reasonably estimable. Management determines the likelihood of an unfavorable outcome based on many factors such as the nature of the matter, available defenses and case strategy, progress of the matter, views and opinions of legal counsel and other advisors, applicability and success of appeals processes, and the outcome of similar historical matters, among others. Once an unfavorable outcome is deemed probable, management weighs the probability of estimated losses, and the most reasonable loss estimate is recorded. If an unfavorable outcome of a matter is deemed to be reasonably possible, then the matter is disclosed and no liability is recorded. With respect to unasserted claims or assessments, management must first determine that the probability that an assertion will be made is likely, then, a determination as to the likelihood of an unfavorable outcome and the ability to reasonably estimate the potential loss is made. Legal matters are reviewed on a quarterly basis or sooner if significant changes in matters have occurred to determine if a change in the likelihood of an unfavorable outcome or the estimate of a loss is necessary.

Income Taxes – The Company’s member has elected to have the Company’s income taxed as an “S” Corporation under provisions of the Internal Revenue Code and a similar section of the state income tax law. Therefore, taxable income or loss is reported to the individual member for inclusion in its respective tax returns and no provision for federal and state income taxes is included in these consolidated financial statements.

Concentration of credit risk – The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk. As of December 31, 2012 and 2011, the Company had cash deposits in excess of FDIC limits of $2.9 million and $0.8 million, respectively.

Recently Adopted and Recently Issued Accounting Guidance

Adopted Guidance

On January 1, 2012, the Company adopted changes issued by the Financial Accounting Standards Board (FASB) to conform existing guidance regarding fair value measurement and disclosure between GAAP and International Financial Reporting Standards. These changes both clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements and amend certain principles or requirements for measuring fair value or for disclosing information about fair value measurements. The clarifying changes relate to the application of the highest and best use and valuation premise concepts, measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity, and disclosure of quantitative information about unobservable inputs used for Level 3 fair value measurements. The amendments relate to measuring the fair value of financial instruments that are managed within a portfolio; application of premiums and discounts in a fair value measurement; and additional disclosures concerning the valuation processes used and sensitivity of the fair value measurement to changes in unobservable inputs for those items categorized as Level 3, a reporting entity’s use of a nonfinancial asset in a way that differs from the asset’s highest and best use, and the categorization by level in the fair value hierarchy for items required to be measured at fair value for disclosure purposes only. Other than the additional disclosure requirements, the adoption of these changes had no impact on the Company’s consolidated financial statements.

In July 2011, the FASB issued “Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities” (ASU 2011-07), which requires certain healthcare organizations that perform services for patients for which the ultimate collection of all or a portion of the amounts billed or billable cannot be determined at the time services are rendered to present all bad debt expense associated with patient service revenue as an offset to the patient service revenue line item in the statement of operations. The ASU also requires qualitative disclosures about the Company’s policy for recognizing revenue and bad debt expense for patient service transactions and quantitative information about the effects of changes in the assessment of collectability of patient service revenue. This ASU is effective for fiscal years beginning after December 15, 2011, and was retroactively adopted by the Company on January 1, 2012. Other than the additional disclosure requirements, the adoption of these changes had no impact on the Company’s consolidated financial statements.

In September 2011, the FASB issued changes to the testing of goodwill for impairment. These changes provide an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (more than 50%) that the fair value of a reporting unit is less than its carrying amount. Such qualitative factors may include the following: macroeconomic conditions; industry and market considerations; cost factors; overall financial performance; and other relevant entity-specific events. If an entity elects to perform a qualitative assessment and determines that an impairment is more likely than not, the entity is then required to perform the existing two-step quantitative impairment test, otherwise no further analysis is required. An entity also may elect not to perform the qualitative assessment and, instead, go directly to the two-step quantitative impairment test. These changes became effective for the Company for any goodwill impairment test performed on January 1, 2012 or later. The adoption of these changes did not have a material impact on the Company’s consolidated financial statements.

On January 1, 2011, the Company adopted changes issued by FASB to revenue recognition for multiple-deliverable arrangements. These changes require separation of consideration received in such arrangements by establishing a selling price hierarchy (not the same as fair value) for determining the selling price of a deliverable, which will be based on available information in the following order: vendor-specific objective evidence, third-party evidence, or estimated selling price; eliminate the residual method of allocation and require that the consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the arrangement to each deliverable on the basis of each deliverable’s selling price; require that a vendor determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis; and expand the disclosures related to multiple-deliverable revenue arrangements. The adoption of these changes had no impact on the Company’s consolidated financial statements, as the Company does not currently have any such arrangements with its customers.

On January 1, 2011, the Company adopted changes issued by the FASB to disclosure requirements for fair value measurements. Specifically, the changes require a reporting entity to disclose, in the reconciliation of fair value measurements using significant unobservable inputs (Level 3), separate information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). The adoption of these changes had no impact on the Company’s consolidated financial statements.

On January 1, 2011, the Company adopted changes issued by the FASB to the disclosure of pro forma information for business combinations. These changes clarify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. Also, the existing supplemental pro forma disclosures were expanded to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The adoption of these changes had no impact on the Company’s consolidated financial statements.

Issued Guidance

In July 2012, the FASB issued changes to the testing of indefinite-lived intangible assets for impairment, similar to the goodwill changes issued in September 2011. These changes provide an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (more than 50%) that the fair value of an indefinite-lived intangible asset is less than its carrying amount. Such qualitative factors may include the following: macroeconomic conditions; industry and market considerations; cost factors; overall financial performance; and other relevant entity-specific events. If an entity elects to perform a qualitative assessment and determines that an impairment is more likely than not, the entity is then required to perform the existing two-step quantitative impairment test, otherwise no further analysis is required. An entity also may elect not to perform the qualitative assessment and, instead, proceed directly to the two-step quantitative impairment test. These changes become effective for the Company for any indefinite-lived intangible asset impairment test performed on January 1, 2013 or later, although early adoption is permitted. Upon adoption of these changes, management plans to proceed directly to the two-step quantitative test for the Company’s indefinite-lived intangible assets. As these changes should not affect the outcome of the impairment analysis of an indefinite-lived intangible asset, management has determined these changes will not have an impact on the Company’s consolidated financial statements.

In December 2011, the FASB issued changes to the disclosure of offsetting assets and liabilities. These changes require an entity to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The enhanced disclosures will enable users of an entity’s financial statements to understand and evaluate the effect or potential effect of master netting arrangements on an entity’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments. These changes become effective for the Company on January 1, 2013. Other than the additional disclosure requirements, management has determined that the adoption of these changes will not have an impact on the Company’s consolidated financial statements.

Note 3 – Acquisitions

On October 26, 2012, the Company acquired a controlling interest in East El Paso Physicians’ Medical Center, LLC (“El Paso”), located in El Paso, Texas. The Company obtained its controlling interest through the acquisition of 108.41 Class A ownership units and 37.00 non-dilutable Class C ownership units of the total 223.41 ownership units of El Paso, or 66.39%. The Company obtained the Class A units by guaranteeing debt in the amount of $50,000 per unit. Additional Class A units may be sold to other investors which may dilute the Company’s overall ownership percentage in El Paso. The Company obtained the Class C units by guaranteeing debt in the amount of $50,000 per unit. The Class C units may only be held by the Company and represent a 19.68% ownership in El Paso. This ownership percentage may not be diluted by the future sale of any other class of ownership unit. In the fourth quarter of 2012, the Company also completed the acquisition of two imaging centers located in El Paso, Texas (“Imaging Centers”). The Imaging Centers were acquired through a combination of cash payments and the assumption of certain debt and other obligations of the sellers.

The acquisition of El Paso was based on management’s belief that through the application of the Company’s management and operating model the hospital could be turned around to generate positive earnings and cash flow that will be accretive to the earnings and cash flow of the Company. The acquisition of the Imaging Centers is consistent with the Company’s strategy of growing revenue and earnings through acquiring ancillary service providers in close proximity to a managed or owned hospital.

The acquisitions were recorded by allocating the cost of the acquisition to the assets acquired, including intangible assets and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the cost of the acquisitions over the net amounts assigned to the fair value of the assets acquired, net of liabilities assumed, was recorded as goodwill, none of which is tax deductible. As of December 31, 2012, management completed a valuation of the fair value of the assets acquired and liabilities assumed in the El Paso acquisition and one of the imaging center acquisitions. Management expects to complete the valuation of the assets acquired in the other imaging center in the fourth quarter of 2013. The purchase allocation for the acquisitions was as follows:

	El Paso	Imaging Centers
Cash and cash equivalents	$193,314	$—
Accounts receivable	1,814,324	—
Inventories	932,184	7,500
Other current assets	613,860	—

Total current assets	3,553,682	7,500

Property and equipment	5,319,000	358,709
Intangible assets	8,293,000	—
Goodwill	603,250	551,278

Total assets acquired	17,768,932	917,487

	El Paso	Imaging Centers
Liabilities assumed:
Accounts payable and accrued liabilities	7,621,930	85,330
Other current liabilities	110,000	—
Short term debt	1,413,278	156,242
Current portion of long-term debt	1,982,848	78,423

Total current liabilities	11,128,056	319,995
Long-term debt, net of current portion	3,842,341	288,444
Other liabilities	2,798,535

Total liabilities assumed	17,768,932	608,439

Net assets acquired	$—	$309,048

El Paso agreed to pay the legal, due diligence and other expenses associated with the acquisition. As a result, during 2012, the Company did not record any material expenses related to the acquisition of El Paso. The company also did not incur any material expenses in the acquisition of the imaging centers.

The amount of acquisitions revenues and earnings included in the Company’s consolidated statements of operations for the year ended December 31, 2012, and the revenue and earnings of the combined entity had the acquisition dates for El Paso and the Imaging Centers been January 1, 2012 and 2011, are as follows:

	Revenues	Earnings
Actual:
From 10/26/2012 to 12/31/2012	$5,151,604	$(1,252,763)

Supplemental Pro Forma:
2012	$69,442,123	$(7,388,605)

2011	$75,889,582	$(3,153,579)

The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results.

Note 4 – Equity Investments in Affiliates

The Company invests in non-majority interests in its Affiliates. The Company’s equity investments and respective ownership interest as of December 31, 2012 and 2011 are as follows:

		Ownership %
Affiliate	Location	2012	2011
ASCs
River Oaks Surgical Center, LLP	Houston, TX	—%	10%
Foundation Surgery Affiliate of Nacogdoches, LLP	Nacogdoches, TX	13%	13%
Foundation Surgery Affiliate of The Med Center, LLP	Houston, TX	—%	20%
Kirby Glen Surgery Center	Houston, TX	10%	—%
Foundation Surgery Affiliate of West Houston, LLP	Houston, TX	—%	20%
Park Ten Surgery Center	Houston, TX	10%	—%
Foundation Surgery Affiliate of Middleburg Heights, LLC	Middleburg Heights, OH	10%	20%
Foundation Surgery Affiliate of Huntingdon Valley, LP	Huntingdon Valley, PA	20%	20%
Foundation Surgery Affiliate of Seguin, LLP	Seguin, TX	20%	20%
New Jersey Surgery Center, LLC	Mercerville, NJ	10%	10%
Foundation Surgery Affiliate of Northwest Oklahoma City, LLC	Oklahoma City, OK	20%	20%
Foundation Surgery Affiliate of Grayson Count, LLP	Sherman, TX	20%	20%
Metropolitan Medical Partners, LLC	Chevy Chase, MD	18%	23%
Cumberland Valley Surgery Center, LLC	Hagerstown, MD	32%	30%
Frederick Surgical Center, LLC	Frederick, MD	20%	19%
Perkins Plaza Ambulatory Surgery Center, LLC	Baton Rouge, LA	—%	24%
Surgical Hospitals:
Grayson County Physicians Property, LLC	Sherman, TX	20%	20%
Houston Orthopedic Hospital, LLC	Houston, TX	20%	20%

The unaudited results of operations and financial position for the years ended and as of December 31, 2012 and 2011, respectively, of the Company’s equity investments in Affiliates are as follows:

(Unaudited)	2012	2011
Net operating revenues	$203,083,755	$184,156,537

Net income	$43,345,570	$28,954,015

Current assets	$48,755,477	$44,561,178
Noncurrent assets	48,369,312	54,937,050

Total assets	$97,124,789	$99,498,228

Current liabilities	$29,161,233	$27,691,787
Noncurrent liabilities	36,047,919	40,823,901

Total liabilities	$65,209,152	$68,515,688

Members’ equity	$31,915,637	$30,982,540

During 2012 and 2011, the Company sold certain equity investments in Affiliates. The gain or loss recorded on those transactions follows:

	Ownership % Sold	2012	2011
FSA of Middleburg Heights, LLC	10%	$342,055	$—
Park Ten Surgery Center	10%	35,299	—
Kirby Glen Surgery Center	10%	16,537	—
Perkins Plaza ASC, LLC	24%	(524,590)	—
River Oaks Surgical Center, LLP	10%	(42,800)	—
FSA of El Paso, LLP	10%	—	2,122,320
FSA of Dickinson, LLP	10%	—	684,485
New Jersey Surgery Center, LLC	10%	—	111,120

Gain (loss) on sale of equity investments in Affiliates		$(173,499)	$2,917,925

In May 2012, the Company invested $200,000 for a 20% interest in River City Surgical Institute, LLC (“River City ASC”). This venture was a start-up ASC in Jacksonville, Florida along with one surgeon partner who owned the remaining 80% interest. The physician partner did not fulfill his obligations and as a result the River City ASC has not opened and management does not anticipate it opening. As a result, management determined that the Company’s investment in the River City ASC was impaired and recorded an impairment charge of $200,000 during the year ended December 31, 2012.

Note 5 – Property and Equipment

Following are the components of property and equipment included in the accompanying consolidated balance sheets as of December 31, 2012 and 2011:

	2012	2011
Equipment	$11,755,055	$7,937,624
Equipment under capital leases	12,186,938	9,221,810
Leasehold improvements	914,592	728,791

	24,856,585	17,888,225
Accumulated depreciation	(15,452,732)	(13,640,333)

	$9,403,853	$4,247,892

Depreciation expense for the years ended December 31, 2012 and 2011 was $1,812,399 and $1,789,929 respectively.

Note 6 – Goodwill and Other Intangibles

Changes in the carrying amount of goodwill during the years ended December 31, 2012 and 2011 were as follows:

	2012	2011
Balance, beginning of year	$—	$—
Business acquisitions	1,154,528	—

Balance, end of year	$1,154,528	$—

Changes in the carrying amount of intangible assets during the years ended December 31, 2012 and 2011 were as follows:

	Carrying Amount	Accumulated Amortization	Net
January 1, 2011	$2,498,500	$(337,528)	$2,160,972
Purchase of management agreement	1,000,000	—	1,000,000
Amortization	—	(401,544)	(401,544)

December 31, 2011	3,498,500	(739,072)	2,759,428
Business acquisition	8,293,000	—	8,293,000
Amortization	—	(781,570)	(781,570)

December 31, 2012	$11,791,500	$(1,520,642)	$10,270,858

Intangible assets as of December 31, 2012 and 2011 include the following:

		2012			2011
	Useful Life (Years)	Carrying Amount	Accumulated Amortization	Net	Net
ASC management contracts	2 - 8	$3,498,500	$(1,295,642)	$2,202,858	$2,745,539
Covenants not to compete	5	1,825,000	(60,833)	1,764,167	—
Physician memberships	7	6,468,000	(164,167)	6,303,833	—

Total		$11,791,500	$(1,520,642)	$10,270,858	$2,745,539

Amortization expense for the next five years related to these intangible assets is expected to be as follows:

2013	$1,718,228
2014	1,723,870
2015	1,723,870
2016	1,725,061
2017	1,663,037

Note 7 – Borrowings and Capital Lease Obligations

The Company’s short-term debt obligations as of December 31, 2012 and 2011 are as follows:

	Rate (1)	2012	2011
Senior Lender:
Note payable – working capital	6.5%	$778,287	$—
Other Lenders:
Note payable – working capital	5.0%	796,231	—
Note payable – HC REIT	0.25%	100,000	—
Notes payable – acquisition	6.0 – 8.0%	156,242	—
Insurance premium financings	3.1 – 4.1%	176,837	34,180

Short-term debt		$2,007,597	$34,180

(1)	Effective rate as of December 31, 2012

The Company has a short-term working capital loan from its senior lender that is collateralized by the inventory, accounts receivable, equipment and other assets of one of the Company’s hospital subsidiaries. The note bears interest at 6.5% and the Company is required to make monthly payments of interest only with the balance due at maturity in October 2013. The Company is in process of refinancing this loan with its senior lender and expects the terms of the new note to be commensurate with the existing note.

The Company has a short-term working capital loan with a bank that is collateralized by the accounts receivable of one of the Company’s hospital subsidiaries. The note bears interest at a floating rate of prime plus 1% with a floor of 5% and the Company is required to make monthly payments of interest only with the balance due at maturity in September 2013. The Company is in process of refinancing this loan with its senior lender and expects the terms of the new note to be commensurate with the existing note.

The Company has an unsecured note payable with Health Care REIT, Inc. (“HC REIT”), the real estate investment trust that owns the building occupied by one of the Company’s hospital subsidiaries. The note (the “HC REIT Note 1”) bears interest at 0.25% and matured on October 1, 2012. In August 2013, the HC REIT Note 1 was forgiven by HC REIT in conjunction with the El Paso Real Estate Transaction described in Note 12 – Subsequent Events.

The Company has three notes payable related to the purchase of an imaging center in 2012. The notes are unsecured and are related to the payment of rent that was owed on the imaging center at the time it was purchased. The notes bear interest at fixed rates ranging from 6% to 8% and the Company is required to make monthly principal and interest payments totaling $26,603.

The Company has various insurance premium financing notes payable that bear interest rates ranging from 3.1% to 4.1%. The insurance notes mature from September 2013 to December 2013 and the Company is required to make monthly payments of principal and interest payments totaling $30,885.

The Company’s long-term debt and capital lease obligations as of December 31, 2012 and 2011 are as follows:

	Rate (1)	Maturity Date	2012	2011
Senior Lender:
Line of credit	7.0%	Jun. 2014	$431,000	$430,000
Notes payable – working capital	5.5 – 7.0%	Mar. 2014 – Feb. 2016	5,216,251	4,373,899
Note payable – equity investments	6.25%	Sept. 2016	4,289,057	5,228,942
Note payable – management agreements	6.75%	Dec. 2016	826,617	1,000,000
Other Lenders:
Notes payable – THE	4.6 – 8%	Dec. 2014 – Feb. 2016	453,034	451,614
Note payable – HC REIT	12.0%	Mar. 2014	450,917	—
Notes payable – physician partners	5.25 – 6.75%	Jun. 2013 – Nov. 2014	617,198	1,362,917
Note payable – equity investments	7.7%	Nov. 2013	167,841	339,606
Notes payable – acquisition	6.0%	Dec. 2014 – Oct. 2015	172,289	—
Capital lease obligations	0.2 – 12.3%	Apr. 2013 – Dec. 2022	4,879,886	1,998,373

Total			17,504,090	15,185,351
Less: Current portion of long-term debt			(5,971,339)	(5,145,149)

Long-term debt			$11,532,751	$10,040,202

(1)	Effective rate as of December 31, 2012

The Company has a $1 million line of credit with its senior lender that is collateralized by the accounts receivable of one of the Company’s hospital subsidiaries. The line bears interest at a variable interest rate of prime plus 1% with a minimum rate of 7% and the Company is required to make monthly payments of interest. As of December 31, 2013 and 2012, the Company had $569,000 and $570,000, respectively, available to borrow under the line.

The Company has various working capital notes payable with its senior lender that are collateralized by the Company’s accounts receivable, inventory, equipment and other assets. The notes bear interest at variable rates ranging from prime plus 1% to 1.5% with minimum rates ranging from 5.5% to 7.0%. The Company is required to make monthly principal and interest payments under the notes payable totaling $156,912.

The Company has a note payable with its senior lender that is collateralized by the Company’s equity investment in one of its Affiliates. The note bears interest at a variable rate of prime plus 1.5% with a minimum rate of 6.25% and the Company is required to make monthly principal and interest payments of $107,821.

The Company has a note payable with its senior lender that is collateralized by the Company’s management agreement with one of its ASC Affiliates. The note bears interest at a variable rate of prime plus 2.5% with a minimum rate of 6.75% and the Company is required to make monthly principal and interest payments under the note of $19,683.

The Company has two notes payable with THE Investments, LLC (“THE”). The notes are unsecured and bear interest at a fixed rates ranging from 4.6% to 8%. The Company is required to make monthly principal and interest payments totaling $15,913. The managing member of THE is also the managing member of Tyche which holds a preferred member interest in the Company.

The Company has a note payable with HC REIT (the “HC REIT Note 2”). The note is collateralized by the accounts receivable of one of the Company’s hospital subsidiaries and the personal guaranties of the physicians that have noncontrolling interests in the Company’s hospital subsidiary. The note bears interest at a fixed rate of 12%. In August 2013, the HC REIT Note 2 was assigned to FSHA as part of the El Paso Real Estate Transaction described in Note 12 – Subsequent Events.

The Company has various working capital notes payable with banks that are collateralized by the personal guarantees of Company’s physician partners that own noncontrolling interests in one of the Company’s hospital subsidiaries. The notes bear interest at fixed rates ranging from 5.25% to 6.75%. The Company is required to make monthly principal and interest payments totaling $66,998.

The Company has a note payable with a bank that is collateralized by the Company’s equity investment in one of its Affiliates. The note bears interest at a fixed rate of 7.7% and the Company is required to make monthly principal and interest payments of $16,000.

The Company has two unsecured notes payable related to the purchase of an imaging center in 2012. One of the notes, with a balance of $138,289 at December 31, 2013, is owed to the seller of the imaging center; the other note payable, with a balance of $34,000 at December 31, 2013, is related to the payment of rent that was owed on the imaging center at the time it was purchased. The notes bear interest at a fixed rate of 6% and the Company is required to make monthly principal and interest payments totaling $7,219.

The Company has entered into various capital leases that are collateralized by certain computer and medical equipment used by the Company. The capital leases bear interest at fixed rates ranging from 0.2% to 12.3%. The Company is required to make monthly principal and interest payments under the capital leases totaling $152,804.

The Company has entered into various short-term and long-term notes payable with its senior lender, Legacy Bank (referred to as “Legacy Debt”). As of December 31, 2012 and 2011, the balance of the Legacy Debt was $11.5 million and $11.0 million, respectively. The Legacy Debt is collateralized by substantially all of the Company’s assets and a portion is personally guaranteed by certain officers of the Company. In conjunction with the Legacy Debt, the Company has agreed to comply with certain financial covenants (as defined) including: Debt Service Coverage Ratio of 1.25 to 1 or more, Consolidated Funded Debt to Tangible Net Worth of 2.5 to 1 or less, and Minimum Tangible Net Worth of $5.4 million. As of December 31, 2012, the financial covenants were calculated at FSA and FSHA on an individual company basis. Legacy Bank has waived the financial covenants until January 15, 2014. There is no assurance that Legacy Bank will waive any future violations of the financial covenants. See Note 12 – Subsequent Events for additional loan covenants agreed to in July 2013.

At December 31, 2012, future maturities of long-term debt were as follows:

2013	$5,971,339
2014	5,111,895
2015	2,891,298
2016	1,459,298
2017	242,681
Thereafter	1,827,579

Note 8 – Preferred Member Interest

As of December 31, 2012 and 2011, the Company had an outstanding preferred membership interest of $11.1 million. The preferred member interest is owned by Tyche Health Enterprises, LLC (“Tyche”) and provides for annual cash dividends at a rate of 11.5% and is redeemable at the option of the preferred member beginning in 2013. In order to redeem the preferred membership interest, the preferred member must exercise a put option. The terms of the put option require the Company to repay 20% of preferred membership interests in four annual payments. If the put is exercised, any remaining preferred membership interests and accrued interest thereon must be paid in 2017. Since the put option cannot be separated from the preferred member interest and the redemption feature of the preferred membership interest is at the sole discretion of the preferred member, the outstanding preferred membership interest has been recorded at the mezzanine level in the accompanying consolidated balance sheets and the corresponding dividends are recorded as a reduction of accumulated deficit in the accompanying consolidated statements of member’s equity (deficit).

Note 9 – Commitments and Contingencies

Legal Issues

The Company is exposed to asserted and unasserted legal claims encountered in the normal course of business, including claims for damages for personal injuries, medical malpractice, breach of contracts, wrongful restriction of or interference with physicians’ staff privileges and employment related claims. In certain of these actions, plaintiffs request payment for damages, including punitive damages that may not be covered by insurance. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the operating results or the financial position of the Company. During the year ended December 31, 2012 and 2011, the Company incurred $95,000 and $71,000, respectively, in settlement expenses related to its ongoing asserted and unasserted legal claims.

Operating Leases

The Company leases all of the real property used in its business for office space, surgical hospital facilities and certain medical equipment under operating lease agreements. Rent expense for leases that contain scheduled rent increases is recognized on a straight-line basis over the lease term (“Deferred Rent”). As of December 31, 2012 and 2011, the Company had Deferred Rent of $4,307,500 and $1,703,906, respectively, and is included in “Other liabilities” in the accompanying consolidated balance sheets. In addition to minimum lease payments, certain leases require reimbursement for common area maintenance and insurance, which are expensed when incurred.

The Company’s rental expense for operating leases in 2012 and 2011 was $4,556,797 and $3,157,609, respectively.

Following is a summary of the future minimum lease payments under operating leases as of December 31, 2012:

2013	$8,032,473
2014	7,750,865
2015	7,692,091
2016	7,424,647
2017	7,481,388
Thereafter	36,174,302
Less: Sublease Rentals	(496,414)

$74,059,352

Note 10 – Fair Value Measurements

Fair value is the price that would be received from the sale of an asset or paid to transfer a liability (i.e., an exit price) in the principal or most advantageous market in an orderly transaction between market participants. In determining fair value, the accounting standards established a three-level hierarchy that distinguishes between (i) market data obtained or developed from independent sources (i.e., observable data inputs) and (ii) a reporting entity’s own data and assumptions that market participants would use in pricing an asset or liability (i.e., unobservable data inputs). Financial assets and financial liabilities measured and reported at fair value are classified in one of the following categories, in order of priority of observability and objectivity of pricing inputs:

•	Level 1 – Fair value based on quoted prices in active markets for identical assets or liabilities.

•	Level 2 – Fair value based on significant directly observable data (other than Level 1 quoted prices) or significant indirectly observable data through corroboration with observable market data. Inputs would normally be (i) quoted prices in active markets for similar assets or liabilities, (ii) quoted prices in inactive markets for identical or similar assets or liabilities or (iii) information derived from or corroborated by observable market data.

•	Level 3 – Fair value based on prices or valuation techniques that require significant unobservable data inputs. Inputs would normally be a reporting entity’s own data and judgments about assumptions that market participants would use in pricing the asset or liability.

The fair value measurement level for an asset or liability is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques should maximize the use of observable inputs and minimize the use of unobservable inputs.

Recurring Fair Value Measurements: The carrying value of the Company’s financial assets and financial liabilities is their cost, which may differ from fair value. The carrying value of cash held as demand deposits, money market and certificates of deposit, accounts receivable, short-term borrowings, accounts payable and accrued liabilities approximated their fair value. At December 31, 2012 and 2011, the fair value of the Company’s long-term debt approximated its fair value. The fair value of the Company’s debt was valued using Level 3 inputs.

Nonrecurring Fair Value Measurements:

Business Acquisition – During 2012, the Company acquired El Paso and the Imaging Centers; see Note 3 – Acquisitions for additional information. The assets acquired and liabilities assumed in the El Paso and Imaging Centers transactions were recorded at their respective fair values on the date of the acquisition.

These nonrecurring fair value measurements were developed using significant unobservable inputs (Level 3). The primary valuation technique used was an income methodology based on management’s estimates of forecasted cash flows for each business unit, with those cash flows discounted to present value using rates commensurate with the risks of those cash flows. Assumptions used by management were similar to those that would be used by market participants performing valuations of these business units and were based on analysis of current and expected future economic conditions and the updated strategic plan for each business unit.

The Company did not have any assets measured at fair value on a nonrecurring basis as of December 31, 2012 or 2011.

Note 11 – Related Party Transactions

FHA charges the Company rent for office space and an allocation for shared services, including payroll, legal and support services. The total rental expense allocation charged to the Company was $310,810 and $103,155 during 2012 and 2011, respectively. The shared services allocation charged to the Company was $4,743,506 during 2011. There was no shared services allocation during 2012.

The Company has entered into agreements with certain of its Affiliate ASCs and hospitals to provide management services. As compensation for these services, the surgery centers and hospitals are charged management fees which are either fixed or are based on a percentage of the Affiliates cash collected or the Affiliates net revenue. The percentages range from 2.25% to 6.0%.

The Company has received cash advances from FHA and certain real estate subsidiaries and affiliates of FHA (“FHA Real Estate”) and New Age Fuel, Inc. (“New Age”). New Age has an ownership interest in Tyche. As of December 31, 2012 and 2011, the Company owes FHA Real Estate a total of $1,049,303 and $1,524,303, respectively, and New Age $316,833. The amounts owed to FHA Real Estate and New Age are included in “Other liabilities” on the accompanying consolidated balance sheets.

Note 12 – Subsequent Events

Management evaluated all activity of the Company and concluded that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements, except the following:

Graymark Transaction – On March 29, 2013, FHA entered into an Amended and Restated Membership Interest Purchase Agreement (“Amended Purchase Agreement”) with Graymark Healthcare, Inc. (“Graymark”) pursuant to which Graymark will acquire from FHA (the “Acquisition”) all of the outstanding membership interests of FSA and FSHA as well as assets of FHA related to the businesses of the Companies. On July 22, 2013, FHA and Graymark entered into the First Amendment to the Amended Purchase Agreement (the “First Amendment” and together with the Amended Purchase Agreement, as amended, the “Purchase Agreement”).

Pursuant to the Purchase Agreement, in consideration for the Acquisition (the “Consideration”), Graymark (i) issued to FHA 114,500,000 shares of its Common Stock, (ii) issued to FHA a demand promissory note in the principal amount of $2 million, and (iii) assumed certain liabilities and obligations of FHA.

Legacy Bank Consent – On July 22, 2013, as a condition to Legacy Bank providing its consent to the Acquisition as required under its existing FSA and FSHA loan agreements, Graymark, its subsidiary TSH Acquisition, LLC (the “Guarantor”), FHA, the Company and its subsidiaries (collectively the “FHA Group”) entered into a Consent, Ratification, Acknowledgement and Amendment to Loan Documents Agreement (the “Consent”) with Legacy Bank. As part of the Consent, Guarantor entered into a Loan Guaranty Agreement (‘Guaranty”) and Collateral Pledge Agreement (“Pledge’) with Legacy Bank.

In the Consent, the FHA Group ratified and acknowledged existing Legacy loans, the loan balances, the existing loan covenants and further agreed to additional loan covenants applicable to all of these Legacy loans. In the Guaranty, the Guarantor agreed to guarantee the payment of certain of these existing Legacy loans as detailed below. In the Pledge, Guarantor granted Legacy Bank a security interest in all of its membership interests in FSA, and FSHA, as collateral on the Guaranty.

The additional loan covenants that apply to the FHA Group Loans with Legacy Bank include the following:

Distributions – FSA and FSHA are permitted to make distributions as follows:.

a.	Distributions solely between FSA and FSHA are permitted.

b.	FSA and FSHA may make combined monthly distributions to TSH of the lesser of 80% of Graymark’s regular monthly overhead or $100,000.

c.	FSA and FSHA may make quarterly distributions to TSH in the amount of TSH’s quarterly interest payment due on its preferred debt.

d.	FSA and FSHA may make monthly distributions to TSH to pay FHA assumed debt up to $70,000 per month;

e.	Such distributions may be made as long as immediately following a distribution the following conditions exist:

i.	on a combined basis FSA and FSHA maintain the global Debt Service Coverage Ratios by the dates as follows: 1.0 to 1 by June 30, 2013; 1.05 to 1 by September 30, 2013; 1.1 to 1 by December 31, 2013; 1.15 to 1 by March 31, 2014; and 1.2 to 1 by June 30, 2014;

ii.	the distribution shall not exceed FSA’s and FSHA’s combined net income for the previous month;

iii.	there exists no default under the Consent or any of the loan documents; and,

iv.	all distributions are included as post-net income on all quarterly financial statements.

Debt Service Coverage Ratio – the Company shall maintain a Debt Service Coverage Ratio of:1.0 to 1 by June 30, 2013; 1.05 to 1 by September 30, 2013; 1.1 to 1 by December 31, 2013; 1.15 to 1 by March 31, 2014; and 1.2 to 1 by June 30, 2014.

Minimum Tangible Net Worth – The Company must maintain a Minimum Tangible Net Worth (“MTNW”) for the quarter ending September 30, 2013, of at least the 2013 second quarter MNTW (defined as $11,127,023) plus 50% of the Company’s 2013 combined third quarter net income.

Financial Covenant Waiver – Legacy Bank has waived the financial covenants until January 15, 2014.

Tyche Transaction – On March 31, 2013, Graymark and TSH entered into an Asset Purchase Agreement (the “Tyche Agreement”) with Tyche which was subsequently amended on March 31, 2013 and July 22, 2013. The Tyche Agreement provides for the purchase of the preferred membership interests that Tyche owns in the Company under a Membership Interest Purchase Agreement, dated July 17, 2007, between Tyche and Foundation Surgery Holdings, L.L.C. (“FSH”), Foundation Weightwise Holdings, L.L.C. (nka FSHA), FHA as well as the right to various equity interest in the affiliates of FSH, FSA and FHA (collectively “Foundation”).

The transactions under the Tyche Agreement were closed on July 22, 2013. Under the Tyche Agreement, TSH purchased from Tyche (i) all of Tyche’s right, title and interest in the Membership Interest Purchase Agreement; (ii) all of Tyche’s right, title and interest in the preferred and common membership interest in FSH and the right to various equity interests in the affiliates of FSH; (iii) all of Tyche’s right, title and interest in the preferred and common membership interest in FSHA and the right to various equity interest in the affiliates of FSHA; and (iv) all of Tyche’s right, title and interest in any preferred or non-preferred ownership interest in any Foundation entities that have been acquired as a result of the Membership Interest Purchase Agreement.

Under the Tyche Agreement, TSH paid $11,102,372 to Tyche and Tyche related entities and TSH issued promissory notes totaling $2,339,905 to Tyche and Tyche related entities for total consideration of $13,442,277. As further consideration for the Tyche Agreement, Graymark issued Tyche and certain Tyche related entities warrants for the purchase of Graymark’s common stock. The warrants issued included:

1.	Five year warrants for the purchase of a total of 1,937,500 shares of the Graymark’s common stock at a strike price of $1.00 per share;

2.	Seven and one-half year warrants for the purchase of a total of 3,516,204 shares of the Graymark’s common stock at a strike price of $1.35 per share; and

3.	Ten year warrants for the purchase of a total of 2,296,296 shares of the Graymark’s common stock at a strike price of $1.60 per share.

El Paso Real Estate Transaction – On August 30, 2013, Graymark and FSHA, entered into an Agreement of Sale and Purchase (“Purchase Sale Agreement” or “PSA”) with HCRI Texas Properties, Ltd. (“Seller”) and HC REIT pursuant to which FSHA agreed to acquire from Seller the real property occupied and certain personal property used by FSHA’s subsidiary East El Paso Physicians’ Medical Center, LLC (“EEPPMC”) under a master lease agreement (“Master Lease”) between EEPPMC, Seller and HCN.

The real property and other consideration covered by the Purchase Sale Agreement includes the hospital (“Hospital”) and medical office building (“MOB”) occupied by EEPPMC, an adjoining parcel of vacant land (“Excess Land”), the HC REIT Note 2, and certain personal property, including medical equipment, owned by Seller and attached to or located in and used in the operation of the Hospital and MOB (“Personal Property”). The purchase price under the Purchase Agreement was $39,066,428.

Simultaneous with the execution of the Purchase Sale Agreement, FSHA entered into an Agreement in Connection with Assignment and Assumption of PSA (“Assignment Agreement”) with DOC-FSH El Paso Medical Center, LLC (“DOC”) whereby FSHA assigned and DOC assumed, all of FSHA’s right, title, interest and obligations in, to and under the Purchase Sale Agreement, except for the Excess Land, Note and Personal Property. The consideration under the Assignment Agreement with DOC was $40,000,000 and was composed of the following:

1.	$39,066,428 which was paid directly to Seller;

2.	$400,000 which was retained by DOC as a security deposit for the performance of EEPPMC’s payment obligations under the Master Lease;

3.	$463,678 which was paid to Graymark and FSHA; and

4.	$69,894 which was paid on behalf of FSHA to cover certain legal and closing expenses.

FSHA has a one percent (1%) ownership interest in DOC. In conjunction with the Purchase Sale Agreement, HC REIT forgave the HC REIT Note 1, accrued and unpaid rent under an operating lease for the Hospital and the MOB of owed to HC REIT by EEPPMC of $4.3 million and a capital lease obligation owed by EEPPMC to HC REIT of $2.7 million.